Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent the incorporation by reference into this Registration Statement on the Registration Statement on Form F-1 of HW Electro Co., Ltd. (the “Company”) pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 11, 2024, except for Note 27 and 28 for which the date is December 10, 2024, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company in Form F-1, under the Securities Act of 1933 with respect to the balance sheets of the Company as of September 30, 2023 and 2022, and the related statements of operations and comprehensive loss, change in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2023, and the related notes included therein, which appear in the Registration Statement on Form F-1 (File No. 333-278974), as amended.

We also consent to the reference to our firm under the heading “Experts” in the prospectus that forms a part of the Registration Statement on Form F-1 (File No. 333-278974), as amended, that is incorporated by reference into this Registration Statement.

WWC, P.C.
San Mateo, California	Certified Public Accountants
January 24, 2025	PCAOB ID: 1171